Exhibit 4(a)

ENTERGY CORPORATION

OFFICER’S CERTIFICATE

Barrett E. Green, the Vice President and Treasurer of Entergy Corporation, a Delaware corporation (the “Company”), pursuant to the authority granted in the Board Resolutions of the Company dated October 31, 2025, and Sections 102, 201 and 301 of the Subordinated Indenture defined herein, does hereby certify to The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture (For Unsecured Subordinated Debt Securities) of the Company dated as of May 1, 2024 (the “Subordinated Indenture”), as of November 4, 2025, that:

1.

The second series of Securities to be issued under the Subordinated Indenture shall be designated “Junior Subordinated Debentures due June 15, 2056 (Series 2025A)” (the “Junior Subordinated Debentures”). All capitalized terms used in this certificate which are not defined herein shall have the meanings set forth in Exhibit A hereto; all capitalized terms used in this certificate which are not defined herein or in Exhibit A hereto shall have the meanings set forth in the Subordinated Indenture.

2.

The Junior Subordinated Debentures shall be issued by the Company in the initial aggregate principal amount of $600,000,000. As contemplated by the last paragraph of Section 301 of the Subordinated Indenture, additional Junior Subordinated Debentures, without limitation as to amount, having the same terms as the Outstanding Junior Subordinated Debentures (except a different issue date and issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the Outstanding Junior Subordinated Debentures, and, if no interest has been paid, from November 7, 2025), may also be issued by the Company pursuant to the Subordinated Indenture without the consent of the existing Holders of the Junior Subordinated Debentures. Such additional Junior Subordinated Debentures shall be part of the same series as the Outstanding Junior Subordinated Debentures.

3.	The Junior Subordinated Debentures shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on June 15, 2056.

4.	The Junior Subordinated Debentures shall bear interest as provided in the form thereof set forth in Exhibit A hereto.

5.

The principal of, and premium, if any, and each installment of interest on the Junior Subordinated Debentures shall be payable at the office or agency of the Company in The City of New York; provided that payment of principal of, premium, if any, and each installment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer to an account designated by the person entitled thereto; and provided further that after payment of the Junior Subordinated Debentures in full, the Holders thereof shall promptly surrender such Junior Subordinated Debentures. Notices and demands to or upon the Company in respect of the Junior Subordinated Debentures and the Subordinated Indenture may be served at the office or agency of the Company in The City of New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment and service of notices and demands and the Company hereby appoints The Bank of New York Mellon as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The registration and registration of transfers and exchanges in respect of the Junior Subordinated Debentures may be effected at the Corporate Trust Office of the Trustee. The Bank of New York Mellon will initially be the Security Registrar and the Paying Agent for the Junior Subordinated Debentures.

6.	The Junior Subordinated Debentures will be redeemable at the option of the Company prior to the Stated Maturity as provided in the form thereof set forth in Exhibit A hereto.

7.

No service charge shall be made for the registration of transfer or exchange of the Junior Subordinated Debentures; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer.

8.

If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Junior Subordinated Debentures, or any portion of the principal amount thereof, as contemplated by Section 701 of the Subordinated Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Junior Subordinated Debentures, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Junior Subordinated Debentures or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency; or

(B) an Opinion of Counsel to the effect that, as a result of a change in law occurring after the date of this certificate, the Holders of such Junior Subordinated Debentures, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

9.	The Eligible Obligations with respect to the Junior Subordinated Debentures will be Government Obligations.

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10.

So long as any Junior Subordinated Debentures remain Outstanding, the failure of the Company to pay interest, including Additional Interest, if any, on any Junior Subordinated Debentures within thirty (30) days after the same becomes due and payable (whether or not payment is prohibited by the subordination provisions of Article Fourteen of the Subordinated Indenture) shall constitute an Event of Default; provided, however, that a valid deferral of the interest payments by the Company as contemplated in Section 312 of the Subordinated Indenture and paragraph 11 of this certificate shall not constitute a failure to pay interest for this purpose.

11.

Pursuant to Section 312 of the Subordinated Indenture, so long as no Event of Default under the Subordinated Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Junior Subordinated Debentures, to defer the payment of interest for a period not exceeding ten (10) consecutive years, as provided in the form set forth in Exhibit A hereto.

12.

The Company agrees, and, by acceptance of the Junior Subordinated Debentures, each Holder will be deemed to have agreed, to treat the Junior Subordinated Debentures as indebtedness for United States federal, state and local tax purposes.

13.

The Junior Subordinated Debentures shall be initially issued in global form registered in the name of Cede & Co. (as nominee of DTC, the initial securities depository for the Junior Subordinated Debentures; provided, that the Company reserves the right to provide for another depository, registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to act as depository for the global Junior Subordinated Debentures (DTC and any such successor depository, the “Depository”); beneficial interests in Junior Subordinated Debentures issued in global form may not be exchanged in whole or in part for individual certificated Junior Subordinated Debentures in definitive form, and no transfer of a global Junior Subordinated Debenture in whole or in part may be registered in the name of any Person other than the Depository or its nominee except that (i) if the Depository (A) has notified the Company that it is unwilling or unable to continue as depository for the global Junior Subordinated Debentures or (B) has ceased to be a clearing agency registered under the Exchange Act or other applicable statute or regulation and, in either case, a successor depository for such global Junior Subordinated Debentures has not been appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) if the Company, in its sole discretion, determines that the Junior Subordinated Debentures will no longer be represented by Junior Subordinated Debentures in global form or (iii) if an Event of Default with respect to the Junior Subordinated Debentures has occurred and is continuing, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Junior Subordinated Debentures, will authenticate and deliver Junior Subordinated Debentures in definitive certificated form in an aggregate principal amount equal to the principal amount of the global Junior Subordinated Debentures representing such Junior Subordinated Debentures in exchange for such global Junior Subordinated Debentures, such definitive Junior Subordinated Debentures to be registered in the names provided by the Depository to the Trustee; each global Junior Subordinated Debenture (i) shall represent and shall be denominated in an amount equal to

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the aggregate principal amount of the Outstanding Junior Subordinated Debentures to be represented by such global Junior Subordinated Debenture, (ii) shall be registered in the name of the Depository or its nominee, (iii) shall be delivered by the Trustee to the Depository, its nominee, any custodian for the Depository or otherwise pursuant to the Depository’s instructions and (iv) shall bear a legend restricting the transfer of such global Junior Subordinated Debenture to any person other than the Depository or its nominee; none of the Company, the Trustee, any Paying Agent or any Authenticating Agent will have any responsibility or liability for any aspect of the records relating to, payments made on account of, or transfers in respect of, beneficial ownership interests in a global Junior Subordinated Debenture (all of which will be conducted pursuant to the customary procedures of the Depository) or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

14.	The Junior Subordinated Debentures shall have such other terms and provisions as are provided in the form set forth in Exhibit A hereto.

15.

The undersigned has read all of the covenants and conditions contained in the Subordinated Indenture, and the definitions in the Subordinated Indenture relating thereto, relating to the issuance, authentication and delivery of the Junior Subordinated Debentures and in respect of compliance with which this certificate is made;

(a) The statements contained in this certificate are based upon the familiarity of the undersigned with the Subordinated Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein;

(b) In the opinion of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with; and

(c) In the opinion of the undersigned, such conditions and covenants and conditions precedent provided for in the Subordinated Indenture (including any covenants compliance with which constitutes a condition precedent) relating to the authentication and delivery of the Junior Subordinated Debentures requested in the accompanying Company Order No. 2, have been complied with.

[signature page follows]

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IN WITNESS WHEREOF, I have executed this Officer’s Certificate as of the date set forth above.

/s/ Barrett E. Green
Barrett E. Green Vice President and Treasurer

EXHIBIT A

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law (“DTC”), to Entergy Corporation or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. R-	CUSIP: 29364G AR4

[FORM OF FACE OF JUNIOR SUBORDINATED DEBENTURE]

ENTERGY CORPORATION

JUNIOR SUBORDINATED DEBENTURE DUE JUNE 15, 2056 (SERIES 2025A)

Entergy Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company,” which term includes any successor Person under the Subordinated Indenture hereinafter referred to), for value received, hereby promises to pay to _____________________________________________________________________________ or registered assigns, the principal sum of _______________________ Dollars on June 15, 2056 (the “Stated Maturity”), and to pay interest on said principal sum semi-annually on June 15 and December 15 of each year (each an “Interest Payment Date”) commencing June 15, 2026 (subject to the right of the Company to defer the payment of interest, but not beyond the Stated Maturity, in accordance with the provisions set forth on the reverse hereof) (i) from and including November 7, 2025, to, but not including June 15, 2031 (the “First Interest Reset Date”), at the rate of 5.875% per annum and (ii) from and including the First Interest Reset Date during each Interest Reset Period (as defined below) at the rate per annum equal to the Five-Year Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below), plus 2.179% (provided, that the interest rate per annum borne by the Securities of this series during any Interest Reset Period will not reset below 5.875%), until the principal hereof is paid or made available for payment and to pay interest on any overdue principal and, to the extent permitted by law, interest, at the rate then borne by the Securities of this series. Interest on the Securities of this series will accrue from, and include, November 7, 2025, to the first Interest Payment Date, and thereafter will accrue from the last Interest Payment Date to which interest has been paid or duly provided for, to, but not including, the next Interest Payment Date (each an “Interest Period”). The Company also promises to pay Additional Interest (as defined below) with respect to an Optional Deferral Period (as defined below) to the registered Holder of this Security, to the extent payment of such Additional Interest is enforceable under applicable law, on any interest payment that is not made on the applicable Interest Payment Date, as specified on the reverse of this Security. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Subordinated Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on (i) the Business Day (as defined below) next preceding such Interest Payment Date so long as all of the Securities of this series are held by a securities depository in book-entry form, or (ii) if any of the Securities of this series are not held by a securities depository in book-entry form, the 15th calendar day next preceding such Interest Payment Date, provided, however, that interest payable at Maturity will be paid to the Person to whom principal is paid. A “Business Day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Subordinated Indenture and on the reverse hereof.

Payment of the principal of, and premium, if any, and interest on this Security will be made upon presentation at the office or agency of the Company maintained for that purpose in The City of New York, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, provided, however, that, at the option of the Company, the principal of, and premium, if any, and interest on this Security may be paid by check mailed to the address of the person entitled thereto, as such address shall appear on the Security Register or by wire transfer to an account designated by the person entitled thereto; and provided, further, that, after payment in full of this Security the Holder shall promptly surrender this Security at the office or agency of the Company in The City of New York, the State of New York.

The amount of interest payable on this Security for any Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months (and for any period shorter than a full Interest Period, on the basis of the actual number of days elapsed during such period using 30-day months).

If an Interest Payment Date, a Redemption Date (as defined below) or the Stated Maturity of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Interest Payment Date, Redemption Date or the Stated Maturity will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay) with the same force and effect as if made on such date, and no interest on such payment will accrue for the period from and after such Interest Payment Date, Redemption Date or the Stated Maturity, as applicable.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Any capitalized term which is used herein and not otherwise defined shall have the meaning ascribed to such term in the Subordinated Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Subordinated Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ENTERGY CORPORATION

By:

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Subordinated Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF JUNIOR SUBORDINATED DEBENTURE]

General.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Subordinated Debt Securities), dated as of May 1, 2024 (herein, together with any amendments thereto, called the “Subordinated Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Subordinated Indenture), and reference is hereby made to the Subordinated Indenture, including the Board Resolutions and Officer’s Certificate creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

Interest.

The Securities of this series shall bear interest (i) from and including November 7, 2025 to, but not including, the First Interest Reset Date at the rate of 5.875% per annum and (ii) from and including the First Interest Reset Date during each Interest Reset Period (as defined below) at the rate per annum equal to the Five-Year Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below), plus 2.179%; provided, that the interest rate per annum borne by the Securities of this series during any Interest Reset Period will not reset below 5.875%.

Unless all of the outstanding Securities of this series have been or will be redeemed as of the First Interest Reset Date, the Company will appoint a calculation agent (the “Calculation Agent”) with respect to the Securities of this series prior to the Reset Interest Determination Date preceding the First Interest Reset Date. The Company or any of its affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its affiliates is not the Calculation Agent, the Calculation Agent will notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company will notify the Trustee in writing of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the First Interest Reset Date will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary in the Securities of this series and the Officer’s Certificate or the Subordinated Indenture, will become effective without consent from the Holders of the Securities of this series or any other Person. Such determination of any interest rate and calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any Holder of the Securities of this series upon request.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding such Reset Interest Determination Date appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Company, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Company determines there is an industry-accepted successor Five-Year Treasury Rate, then the Company will direct the Calculation Agent to use such successor rate. If the Company has determined a substitute or successor base rate in accordance with the foregoing, the Company in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

In no event shall the Calculation Agent be responsible for determining if there is an industry-accepted substitute or successor base rate comparable to the Five-Year Treasury Rate, or for making any adjustments to any such substitute or successor base rate, the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations and adjustments made by the Company with respect thereto and the Calculation Agent will have no liability for using the same at the direction of the Company.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Company, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Interest Reset Date” means the First Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from and including the First Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

Redemption.

Optional Redemption.

The Securities of this series shall be redeemable at the option of the Company in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any Interest Payment Date at a price equal to 100% of the principal amount of the Securities of this series being redeemed, plus accrued and unpaid interest thereon, if any, including Additional Interest, if any, to, but not including, the Optional Redemption Date (as defined below), upon notice (a “Redemption Notice”) which is required by the Subordinated Indenture to be sent at least ten (10) days but not more than sixty (60) days prior to a date fixed for redemption (the “Optional Redemption Date”).

If less than all of the Securities of this series are to be redeemed consistent with the terms hereof, the particular Securities to be redeemed shall be selected by the Trustee from the Outstanding Securities of such series by lot; provided, that if the Securities of this series are in global form registered in the name of the Depository or its nominee, the particular Securities to be redeemed shall be selected in accordance with the Depository’s procedures.

If at the time a Redemption Notice is given, money sufficient to pay the redemption price and accrued and unpaid interest thereon, if any, including Additional Interest, if any (the “Redemption Price”), is not on deposit with the Trustee, then, if such Redemption Notice so provides, the redemption shall be subject to the receipt of such redemption money on or before the Optional Redemption Date and such Redemption Notice shall be of no force or effect unless such money is received.

Upon payment of the Redemption Price, on and after the Optional Redemption Date, interest will cease to accrue on the Securities of this series or portions thereof called for redemption.

Tax Event Optional Redemption.

If a Tax Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem the Securities of this series, in whole but not in part, at any time within ninety (90) days following the occurrence of the Tax Event, upon a Redemption Notice, at a Redemption Price equal to 100% of the principal amount of the Securities of this series, plus accrued and unpaid interest thereon, if any, including Additional Interest, if any, to, but not including, the date fixed for redemption (the “Tax Event Redemption Date”).

“Tax Event” means the receipt by the Company of an Opinion of Counsel experienced in tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an “Administrative Action”), (c) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) a threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification, or change is effective, or which Administrative Action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after November 4, 2025, there is more than an insubstantial risk that interest payable by the Company on the Securities of this series is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

If at the time a Redemption Notice is given, money sufficient to pay the Redemption Price is not on deposit with the Trustee, then, if such Redemption Notice so provides, the redemption shall be subject to the receipt of such redemption money on or before the Tax Event Redemption Date and such Redemption Notice shall be of no force or effect unless such money is received.

Upon payment of the Redemption Price, on and after the Tax Event Redemption Date, interest will cease to accrue on the Securities of this series called for redemption.

Rating Agency Event Optional Redemption.

The Company shall have the right to redeem the Securities of this series in whole but not in part, upon a Redemption Notice given at any time within ninety (90) days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Agency Event (as defined below), at a Redemption Price equal to 102% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, including Additional Interest, if any, to, but not including, the date fixed for redemption (the “Rating Agency Event Redemption Date” and, together with an Optional Redemption Date and a Tax Event Redemption Date, each, a “Redemption Date”).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable rating agency (as defined below) for purposes of assigning equity credit to securities such as the Securities of this series on the date of initial issuance of the Securities of this series, which change (i) reduces the amount of equity credit assigned to the Securities of this series by the applicable rating agency as compared with the amount of equity credit that such rating agency had assigned to the Securities of this series as of the date of initial issuance thereof or (ii) shortens the length of time for which a particular level of equity credit assigned to the Securities of this series by the applicable rating agency is in effect as compared with the length of time for which such level of equity credit that such rating agency had assigned to the Securities of this series would have been in effect as of the date of initial issuance thereof.

The term “rating agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act and sometimes referred to in this Security as a “rating agency”), and the term “applicable rating agency” means any rating agency that (i)(a) published a rating for the Company with respect to the initial issuance of the Securities of this series and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a rating agency described in the preceding clause (i).

If at the time a Redemption Notice is given, money sufficient to pay the Redemption Price is not on deposit with the Trustee, then, if such Redemption Notice so provides, the redemption shall be subject to the receipt of such redemption money on or before the Rating Agency Event Redemption Date and such Redemption Notice shall be of no force or effect unless such money is received.

Upon payment of the Redemption Price, on and after the Rating Agency Event Redemption Date, interest will cease to accrue on the Securities of this series called for redemption.

Optional Deferral of Interest.

Pursuant to Section 312 of the Subordinated Indenture, so long as no Event of Default under the Subordinated Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Securities of this series, to defer the payment of interest for a period not exceeding ten (10) consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. During an Optional Deferral Period, interest on the Securities of this series (calculated for each Interest Period in the manner provided for on the face hereof, as if the interest payment had not been so deferred) will continue to accrue compounded semi-annually at the then applicable rate per annum borne by the Securities of this series. During an Optional Deferral Period, any deferred interest on the Securities of this series will accrue additional interest compounded semi-annually, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the then applicable rate per annum borne by the Securities of this series, to the extent permitted by applicable law (“Additional Interest”). At the end of an Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid hereon, including Additional Interest accrued on the deferred interest, to the Person in whose name the Securities of this series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable on the Stated Maturity or a Redemption Date will be paid to the Person to whom principal is payable.

Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including Additional Interest, if any, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof. The Company will give the Trustee notice of its election of an Optional Deferral Period at least ten (10) days and not more than sixty (60) days before the applicable Interest Payment Date. The Trustee will promptly forward notice of such election to each Holder of the Securities of this series.

Subordination.

The indebtedness evidenced by this Security is, to the extent provided in the Subordinated Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Subordinated Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Subordinated Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Defeasance.

The Subordinated Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Subordinated Indenture including the Officer’s Certificate described above.

Governing Law.

This Security shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor statute), except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

Modification and Waivers.

The Subordinated Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Subordinated Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected. The Subordinated Indenture contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of all series then Outstanding to waive compliance by the Company with certain provisions of the Subordinated Indenture. The Subordinated Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Subordinated Indenture and certain past defaults under the Subordinated Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Subordinated Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Subordinated Indenture or the Securities issued thereunder, or for the appointment of a receiver or trustee or for any other remedy under or with respect to the Subordinated Indenture or such Securities, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Subordinated Indenture and no provision of this Security or of the Subordinated Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Authorized Denominations.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and in any integral multiples of $1,000 in excess thereof. As provided in the Subordinated Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Owners.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Defined Terms.

All terms used in this Security which are defined in Subordinated Indenture shall have the meanings assigned to them in the Subordinated Indenture and in the Officer’s Certificate establishing the terms of the Securities of this series.